Exhibit 99.1
FOR IMMEDIATE RELEASE
November 12, 2020
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2020
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended October 3, 2020. Diluted earnings per share (EPS) from continuing operations for the fourth quarter was a loss of $0.39 compared to income of $0.43 in the prior-year quarter. Excluding certain items affecting comparability(1), diluted EPS for the quarter was a loss of $0.20 compared to income of $1.07 in the prior-year quarter. EPS from continuing operations for the year was a loss of $1.57 compared to income of $6.26 in the prior year. Excluding certain items affecting comparability(1), EPS for the year decreased to $2.02 from $5.76 in the prior year. Results in the quarter and fiscal year ended October 3, 2020 were adversely impacted by the novel coronavirus (COVID-19). The most significant impact was at the Parks, Experiences and Products segment where since the second quarter of the fiscal year, our parks and resorts have been closed or operating at significantly reduced capacity and our cruise ship sailings have been suspended.
“Even with the disruption caused by COVID-19, we’ve been able to effectively manage our businesses while also taking bold, deliberate steps to position our company for greater long-term growth,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “The real bright spot has been our direct-to-consumer business, which is key to the future of our company, and on this anniversary of the launch of Disney+ we’re pleased to report that, as of the end of the fourth quarter, the service had more than 73 million paid subscribers – far surpassing our expectations in just its first year.”
The following table summarizes the fourth quarter and full year results for fiscal 2020 and 2019 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	Oct. 3, 2020	Sept. 28, 2019	Change	Oct. 3, 2020	Sept. 28, 2019	Change
Revenues	$14,707	$19,118	(23) %	$65,388	$69,607	(6) %
Income (loss) from continuing operations before income taxes	$(580)	$1,247	nm	$(1,743)	$13,923	nm
Total segment operating income(1)	$606	$3,425	(82) %	$8,108	$14,847	(45) %
Net income (loss) from continuing operations(2)	$(710)	$777	nm	$(2,832)	$10,425	nm
Diluted EPS from continuing operations(2)	$(0.39)	$0.43	nm	$(1.57)	$6.26	nm
Diluted EPS excluding certain items affecting comparability(1)	$(0.20)	$1.07	nm	$2.02	$5.76	(65) %
Cash provided by continuing operations	$1,667	$1,718	(3) %	$7,616	$5,984	27%
Free cash flow(1)	$938	$409	>100%	$3,594	$1,108	>100%
(1)EPS excluding certain items affecting comparability, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 11 through 14.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

Results for fiscal year 2020 included TFCF Corporation (TFCF) and Hulu LLC (Hulu) for the entire year, whereas results in the prior year included TFCF and Hulu for the period March 20, 2019 through September 28, 2019. The impact of the approximately six month non-comparable period is referred to as the consolidation of TFCF and Hulu. In addition, fiscal 2020 results for the full year and fourth quarter include one additional week of operations. The Company’s fiscal year end is on the Saturday closest to September 30 and consists of fifty-two weeks with the exception that approximately every six years, we have a fifty-three week year. Fiscal 2020 is a fifty-three week year, which began on September 29, 2019 and ended on October 3, 2020. We estimate that the additional week resulted in a benefit to pre-tax income of approximately $200 million, primarily at the Media Networks segment.
SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
The following is a reconciliation of income (loss) from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended			Year Ended
	Oct. 3, 2020	Sept. 28, 2019	Change	Oct. 3, 2020	Sept. 28, 2019	Change
Income (loss) from continuing operations before income taxes	$(580)	$1,247	nm	$(1,743)	$13,923	nm
Add/(subtract):
Corporate and unallocated shared expenses	213	309	31%	817	987	17%
Restructuring and impairment charges	393	314	(25) %	5,735	1,183	>(100) %
Other (income) expense, net	(656)	483	nm	(1,038)	(4,357)	(76) %
Interest expense, net	496	361	(37) %	1,491	978	(52) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	740	711	(4) %	2,846	1,595	(78) %
Impairment of equity investments(1)	—	—	— %	—	538	100%
Total Segment Operating Income	$606	$3,425	(82) %	$8,108	$14,847	(45) %
(1)The prior year reflects an impairment of Vice Group Holding Inc. and the impairment of an investment in a cable channel at A+E Television Networks.
COVID-19 and measures to prevent its spread impacted our segments in a number of ways, most significantly at Parks, Experiences and Products where our theme parks were closed or operating at significantly reduced capacity for a significant portion of the year, cruise ship sailings and guided tours were suspended since late in the second quarter and retail stores were closed for a significant portion of the year. We also had an adverse impact on our merchandise licensing business. In addition, at Studio Entertainment we have delayed, or in some cases, shortened or cancelled, theatrical releases, and stage play performances have been suspended since late in the second quarter. We also had adverse impacts on advertising sales at Media Networks and Direct-to-Consumer & International. Since March 2020, we have experienced significant disruptions in the production and availability of content, including the shift of key live sports programming from our third quarter to the fourth quarter and into fiscal 2021 as well as the suspension of production of most film and television content since late in the second quarter, although some film and television production resumed in the fourth quarter. As our businesses reopen we have incurred, and will continue to incur, additional costs to address government regulations and implement safety measures for our employees, talent and guests. The timing, duration and extent of these costs will depend on the timing and scope of the resumption of our operations. We currently estimate these costs may total approximately $1 billion in fiscal 2021. Some of these costs may be capitalized and amortized over future periods.
The most significant adverse impact in the current quarter and year from COVID-19 was approximately $2.4 billion and $6.9 billion, respectively, on operating income at our Parks, Experiences and Products segment due to revenue lost as a result of the closures or reduced operating capacities. The impacts at Media Networks, Studio Entertainment and Direct-to-Consumer & International were less significant. Media Networks had an adverse impact in the current quarter from higher sports programming cost, partially offset by higher advertising revenue, reflecting the shift of sports programming from prior quarters to the current quarter. For the year, Media Networks had a modest benefit reflecting the deferral of sports programming costs into fiscal 2021, when we expect the events to occur, partially offset by lower advertising revenue. At Studio Entertainment, lower revenues due to the deferral or cancellation of significant film releases as a result of theater closures were partially offset by lower amortization, marketing and distribution costs for both the quarter and year. At Direct-to-Consumer & International for the quarter and year, lower advertising revenue was partially offset by lower costs including the deferral of sports programming costs into fiscal 2021. In total, we estimate the net adverse impact of COVID-19 on our current quarter and full year segment operating income across all of our businesses was approximately $3.1 billion and $7.4 billion, respectively, inclusive of the impact at Parks, Experiences and Products.
The following table summarizes the fourth quarter and full year segment revenue and segment operating income for fiscal 2020 and 2019 (in millions):

	Quarter Ended			Year Ended
	Oct. 3, 2020	Sept. 28, 2019	Change	Oct. 3, 2020	Sept. 28, 2019	Change
Revenues:
Media Networks	$7,213	$6,510	11%	$28,393	$24,827	14%
Parks, Experiences and Products	2,580	6,655	(61) %	16,502	26,225	(37) %
Studio Entertainment	1,595	3,310	(52) %	9,636	11,127	(13) %
Direct-to-Consumer & International	4,853	3,446	41%	16,967	9,386	81%
Eliminations	(1,534)	(803)	(91) %	(6,110)	(1,958)	>(100) %
Total Revenues	$14,707	$19,118	(23) %	$65,388	$69,607	(6) %
Segment operating income:
Media Networks	$1,864	$1,783	5%	$9,022	$7,479	21%
Parks, Experiences and Products	(1,098)	1,381	nm	(81)	6,758	nm
Studio Entertainment	419	1,079	(61) %	2,501	2,686	(7) %
Direct-to-Consumer & International	(580)	(751)	23%	(2,806)	(1,835)	(53) %
Eliminations	1	(67)	nm	(528)	(241)	>(100) %
Total Segment Operating Income	$606	$3,425	(82) %	$8,108	$14,847	(45) %

DISCUSSION OF FULL YEAR SEGMENT RESULTS
Segment operating income decreased at Parks, Experiences and Products, Direct-to-Consumer & International and Studio Entertainment, partially offset by an increase at Media Networks. The decrease at Parks, Entertainment and Products was due to the impacts of COVID-19. The decrease at Direct-to-Consumer & International was due to costs associated with the rollout of Disney+. Lower segment operating income at Studio Entertainment was due to lower theatrical distribution results. Growth at Media Networks was due to affiliate revenue growth, lower programming and production costs and the consolidation of TFCF, partially offset by a decrease in advertising revenue. Segment eliminations of operating income increased due to sales of Media Networks and Studio content to Hulu and Disney+.
DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS
Media Networks
Media Networks revenues for the quarter increased 11% to $7.2 billion, and segment operating income increased 5% to $1.9 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Oct. 3, 2020	Sept. 28, 2019	Change	Oct. 3, 2020	Sept. 28, 2019	Change
Revenues:
Cable Networks	$4,721	$4,243	11%	$17,966	$16,486	9%
Broadcasting	2,492	2,267	10%	10,427	8,341	25%
	$7,213	$6,510	11%	$28,393	$24,827	14%
Segment operating income:
Cable Networks	$1,163	$1,256	(7) %	$6,283	$5,425	16%
Broadcasting	553	377	47%	2,002	1,351	48%
Equity in the income of investees	148	150	(1) %	737	703	5%
	$1,864	$1,783	5%	$9,022	$7,479	21%
Cable Networks
Cable Networks revenues for the quarter increased 11% to $4.7 billion and operating income decreased 7% to $1.2 billion. The decrease in operating income was due to lower results at ESPN, partially offset by increases at FX Networks and the Domestic Disney Channels.
The decrease at ESPN was due to higher programming and production costs, partially offset by affiliate and advertising revenue growth. The increase in programming and production costs was due to the recognition of rights costs related to NBA and MLB programming rescheduled from the third quarter into the current quarter, partially offset by the deferral of rights costs related to the shift of college football games to fiscal 2021, both as a result of COVID-19. Affiliate revenue growth was due to the benefit of an additional week in the current quarter and an increase in contractual rates. These increases were partially offset by a decrease in subscribers, which was net of a benefit from a full quarter of the ACC Network, which launched in August 2019. The increase in advertising revenue was driven by the benefit of an additional week in the current quarter and the shift of NBA and MLB programming into the current quarter as a result of COVID-19.
Higher FX Networks results were due to a decrease in programming and production costs, driven by fewer hours of original programming, and lower marketing costs. The increase at the Domestic Disney Channels was due to the sale of library titles to Disney+.

Broadcasting
Broadcasting revenues for the quarter increased 10% to $2.5 billion and operating income increased 47% to $553 million. The increase in operating income was due to affiliate revenue growth and lower network programming and production costs and decreased marketing expenses, partially offset by a timing impact from new accounting guidance.
The increase in affiliate revenue was due to higher rates and the benefit of an additional week in the current quarter. The decrease in network programming and production costs was due to production shutdowns, cancellations and deferrals of programming, the shift of college football games to later quarters and a delay in airing new season premieres which all reflected the impact of COVID-19. These programming and production cost decreases were partially offset by higher program cost write-downs and the impact of an additional week in the current quarter.
Advertising revenues were comparable to the prior-year quarter as lower average network viewership was offset by the benefit of an additional week in the current quarter, higher network rates and an increase in political advertising at the owned television stations.
At the beginning of fiscal 2020, the Company adopted new accounting guidance, which generally results in lower amortization of capitalized episodic television costs during network airings for shows that we also expect to utilize on our direct-to-consumer services. Compared to the previous accounting, programming and production expense will generally be lower in the first half of the fiscal year and higher in the second half of the fiscal year as the capitalized costs are amortized.
Parks, Experiences and Products
Parks, Experiences and Products revenues for the quarter decreased 61% to $2.6 billion, and segment operating results decreased $2.5 billion to a loss of $1.1 billion. Lower operating results for the quarter were due to decreases at both the domestic and international parks and experiences businesses.
As a result of COVID-19, Disneyland Resort and our cruise line business were closed for all of the current quarter. Shanghai Disney Resort re-opened in May, while Walt Disney World Resort and Disneyland Paris re-opened in mid-July and Hong Kong Disneyland Resort was open for about two weeks at the beginning of the quarter and about one week at the end of the quarter. All of our re-opened parks and resorts operated at significantly reduced capacities during the current quarter.
We estimate the total net adverse impact of COVID-19 on segment operating income in the quarter was approximately $2.4 billion.
Studio Entertainment
Studio Entertainment revenues for the quarter decreased 52% to $1.6 billion and segment operating income decreased 61% to $419 million. The decrease in operating income was due to lower theatrical and home entertainment results.
Theatrical distribution was lower as there were generally no significant worldwide theatrical releases in the quarter compared to The Lion King and Toy Story 4, which were in release in the prior-year quarter. The decrease was partially offset by lower marketing expense for future releases. The current quarter was negatively impacted by COVID-19 as many theaters throughout the world were either closed or operating at reduced capacity.
The decrease in home entertainment results was due to lower unit sales, partially offset by lower marketing costs. The prior-year quarter reflected the performance of Avengers: Endgame, Aladdin and Captain Marvel compared to no comparable titles in the current quarter.

Direct-to-Consumer & International
Direct-to-Consumer & International revenues for the quarter increased 41% to $4.9 billion and segment operating loss decreased from $751 million to $580 million. The decrease in operating loss was primarily due to improved results at Hulu and ESPN+, partially offset by higher costs at Disney+, driven by the ongoing rollout and a decrease at our international channels.
The improvement at Hulu was due to subscriber growth and increased advertising revenues driven by higher impressions, partially offset by an increase in programming and production costs due to higher subscriber-based fees for programming the live television service.
Higher results at ESPN+ were driven by subscriber growth and higher income from Ultimate Fighting Championship pay-per-view events.
The decrease at our international channels was due to lower affiliate and advertising revenues, partially offset by a decrease in costs driven by lower general and administrative expenses and bad debt recoveries.

The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu as of:

	October 3, 2020	September 28, 2019	Change
Disney+(3)	73.7	—	nm
ESPN+	10.3	3.5	>100%
Hulu
SVOD Only	32.5	25.6	27%
Live TV + SVOD	4.1	2.9	41%
Total Hulu	36.6	28.5	28%

The following table presents the average monthly revenue per paid subscriber(2) for the quarter ended:

	October 3, 2020	September 28, 2019	Change
Disney+(3) (4)	$4.52	$—	nm
ESPN+(5)	$4.54	$5.15	(12) %
Hulu
SVOD Only	$12.59	$12.67	(1) %
Live TV + SVOD	$71.90	$58.82	22%

(1)A subscriber for which we recognized subscription revenue. A subscriber ceases to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. A subscription bundle is considered a paid subscriber for each service included in the bundle. Subscribers include those who receive the service through wholesale arrangements in which we receive a fee for the distribution of Disney+ to each subscriber to an existing content distribution tier. When we aggregate the total number of paid subscribers across our direct-to-consumer services, whether acquired individually, through a wholesale arrangement or via the bundle, we refer to them as paid subscriptions.
(2)Revenue per paid subscriber is calculated based upon the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period beginning at the later of the first day of the quarter or launch date, and ending on the last day of the quarter. The average revenue per subscriber is net of discounts provided to both wholesale and bundled subscribers, annual subscriptions and other limited term promotional offers. The bundled discount is allocated to each service based on the relative retail price of each service on a standalone basis. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third party platforms like Apple.
(3)Disney+ Hotstar launched on April 3, 2020 and September 5, 2020 in India and Indonesia, respectively, (as a conversion of the preexisting Hotstar service) and is included in the number of paid subscribers and average monthly revenue per paid subscriber. The average monthly revenue per paid subscriber for Disney+ Hotstar in India and Indonesia is significantly lower than the average monthly revenue per paid subscriber in North America and Europe.
(4)Excludes Disney+ Premier Access revenue.
(5)Excludes Pay-Per-View revenue.
The average monthly revenue per paid subscriber for ESPN+ decreased from $5.15 to $4.54 due to the introduction of a bundled subscription package of Disney+, ESPN+ and Hulu beginning in November 2019 and lower per-subscriber advertising revenue, partially offset by an increase in retail pricing in August 2020. The bundled offering has a lower retail price than the aggregate standalone retail prices of the individual services.

The average monthly revenue per paid subscriber for the Hulu SVOD Only service decreased from $12.67 to $12.59 due to the introduction of the bundled subscription package and lower per-subscriber advertising revenue, partially offset by a lower mix of wholesale and promotional subscribers. The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $58.82 to $71.90 due to an increase in retail pricing and higher Live TV per-subscriber advertising revenue, partially offset by the introduction of the bundled subscription package.
Eliminations
Intersegment content transactions are as follows:

	Quarter Ended
(in millions)	October 3, 2020	September 28, 2019	Change
Revenues
Studio Entertainment:
Content transactions with Media Networks	$(41)	$(31)	(32) %
Content transactions with Direct-to-Consumer & International	(456)	(90)	>(100) %
Media Networks:
Content transactions with Direct-to-Consumer & International	(1,037)	(682)	(52) %
Total	$(1,534)	$(803)	(91) %

Operating income
Studio Entertainment:
Content transactions with Media Networks	$11	$(8)	nm
Content transactions with Direct-to-Consumer & International	88	(1)	nm
Media Networks:
Content transactions with Direct-to-Consumer & International	(98)	(58)	(69) %
Total	$1	$(67)	nm
Revenue eliminations increased from $803 million to $1.5 billion and eliminations of segment operating income was a benefit of $1 million in the current quarter compared to a loss of $67 million in the prior-year quarter. The decrease in eliminations of segment operating income in the current quarter compared to the prior-year quarter was due to the recognition of previously deferred profit on sales of Studio Entertainment titles to Disney+ and the FX Networks, partially offset by higher deferred profit on sales of Media Networks titles to Disney+.
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $96 million from $309 million to $213 million for the quarter. The decrease was due to actions in response to COVID-19 and a decrease in TFCF integration costs, partially offset by the absence of a benefit from amortization of a deferred gain on a sale leaseback due to the adoption of new lease accounting guidance.
Restructuring and Impairment Charges
During the current and prior-year quarters, the Company recorded charges totaling $393 million and $314 million, respectively. The current quarter charges were due to severance in connection with the reduction-in-force at our Parks, Experiences and Products segment and also the integration of TFCF. The charges in the prior-year quarter were due to severance in connection with the acquisition and integration of TFCF.

Other income (expense), net
Other income (expense), net was as follows (in millions):

	Quarter Ended
	Oct. 3, 2020	Sept. 28, 2019	Change
DraftKings gain	$591	$—	nm
Gain on sale of an investment	65	—	nm
Charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition	—	(511)	100%
Gain recognized in connection with the acquisition of TFCF	—	28	(100) %
Other income (expense), net	$656	$(483)	nm
In the current quarter, the Company recognized a non-cash gain to adjust its investment in DraftKings, Inc. to fair value (DraftKings gain). In the prior-year quarter, the Company recognized a loss on the extinguishment of a portion of the debt originally assumed in the TFCF acquisition.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	Oct. 3, 2020	Sept. 28, 2019	Change
Interest expense	$(464)	$(413)	(12) %
Interest, investment income and other	(32)	52	nm
Interest expense, net	$(496)	$(361)	(37) %
The increase in interest expense was due to higher average debt balances, the impact of an additional week in the current quarter and lower capitalized interest, partially offset by lower average interest rates.
The decrease in interest income, investment income and other was due to higher investment impairments and a lower benefit related to pension and postretirement benefit costs, other than service costs.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	Oct. 3, 2020	Sept. 28, 2019	Change
Amounts included in segment results:
Media Networks	$148	$150	(1) %
Parks, Experiences and Products	(4)	(1)	>(100) %
Studio Entertainment	(1)	—	nm
Direct-to-Consumer & International	(34)	(18)	(89) %
Amortization of TFCF intangible assets related to equity investees	(3)	—	nm
Equity in the income of investees	$106	$131	(19) %
Equity in the income of investees decreased $25 million due to higher equity losses at Direct-to-Consumer & International driven by investment impairments.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	Oct. 3, 2020	Sept. 28, 2019	Change
Effective income tax rate - continuing operations	(8.4)%	27.3%	35.7	ppt
The effective income tax rate was negative in the current quarter due to foreign losses for which we are unable to recognize a tax benefit.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	Oct. 3, 2020	Sept. 28, 2019	Change
Net income from continuing operations attributable to noncontrolling interests	$(81)	$(129)	37%
The decrease in net income from continuing operations attributable to noncontrolling interests was due to lower results at ESPN, Shanghai Disney Resort and Hong Kong Disneyland Resort, partially offset by higher results at our DTC Sports business.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Oct. 3, 2020	Sept. 28, 2019	Change
Cash provided by operations	$7,616	$5,984	$1,632
Investments in parks, resorts and other property	(4,022)	(4,876)	854
Free cash flow(1)	$3,594	$1,108	$2,486
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 11 through 14.
Cash provided by operations for fiscal 2020 increased by $1.6 billion from $6.0 billion in the prior year to $7.6 billion in the current year. The increase in cash provided by operations was due to lower income tax payments and higher collection of accounts receivable, partially offset by lower segment operating results and increased spending on film and television productions. The decrease in income tax payments was due to the prior-year payment of approximately $7.6 billion of tax obligations that arose from the spin-off of Fox Corporation in connection with the TFCF acquisition and the sale of the regional sports networks acquired with TFCF.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Oct. 3, 2020	Sept. 28, 2019
Media Networks
Cable Networks	$61	$93
Broadcasting	51	81
Total Media Networks	112	174
Parks, Experiences and Products
Domestic	2,145	3,294
International	759	852
Total Parks, Experiences and Products	2,904	4,146
Studio Entertainment	77	88
Direct-to-Consumer & International	594	258
Corporate	335	210
Total investments in parks, resorts and other property	$4,022	$4,876
Capital expenditures decreased from $4.9 billion to $4.0 billion driven by lower spending at our domestic parks and resorts primarily due to a decrease in spending on Star Wars: Galaxy’s Edge at both the Walt Disney World and Disneyland resorts, partially offset by higher spending on technology to support our direct-to-consumer services and on corporate facilities. Capital spending in the current period also reflected the suspension of certain capital projects as a result of COVID-19.
Depreciation expense was as follows (in millions):

	Year Ended
	Oct. 3, 2020	Sept. 28, 2019
Media Networks
Cable Networks	$120	$107
Broadcasting	83	84
Total Media Networks	203	191
Parks, Experiences and Products
Domestic	1,634	1,474
International	694	724
Total Parks, Experiences and Products	2,328	2,198
Studio Entertainment	87	74
Direct-to-Consumer & International	348	214
Corporate	174	167
Total depreciation expense	$3,140	$2,844

NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items affecting comparability, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items affecting comparability and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Year Ended
	Oct. 3, 2020	Sept. 28, 2019	Oct. 3, 2020	Sept. 28, 2019
Cash provided by operations - continuing operations	$1,667	$1,718	$7,616	$5,984
Cash used in investing activities - continuing operations	(530)	(1,311)	(3,850)	(15,096)
Cash provided by (used in) financing activities - continuing operations	(6,439)	(12,997)	8,480	(464)
Cash provided by operations - discontinued operations	—	302	2	622
Cash provided by investing activities - discontinued operations	15	10,978	213	10,978
Cash used in financing activities - discontinued operations	—	(447)	—	(626)
Impact of exchange rates on cash, cash equivalents and restricted cash	87	(145)	38	(98)
Change in cash, cash equivalents and restricted cash	(5,200)	(1,902)	12,499	1,300
Cash, cash equivalents and restricted cash, beginning of period	23,154	7,357	5,455	4,155
Cash, cash equivalents and restricted cash, end of period	$17,954	$5,455	$17,954	$5,455
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Year Ended
	Oct. 3, 2020	Sept. 28, 2019	Change	Oct. 3, 2020	Sept. 28, 2019	Change
Cash provided by operations - continuing operations	$1,667	$1,718	$(51)	$7,616	$5,984	$1,632
Investments in parks, resorts and other property	(729)	(1,309)	580	(4,022)	(4,876)	854
Free cash flow	$938	$409	$529	$3,594	$1,108	$2,486
Diluted EPS excluding certain items affecting comparability – The Company uses diluted EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about diluted EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items affecting comparability for the fourth quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended October 3, 2020
As reported	$(580)	$(49)	$(629)	$(0.39)	n/m
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	740	(173)	567	0.30
Restructuring and impairment charges(5)	393	(94)	299	0.17
Other income, net(6)	(656)	153	(503)	(0.28)
Excluding certain items affecting comparability	$(103)	$(163)	$(266)	$(0.20)	n/m

Quarter Ended September 28, 2019
As reported	$1,247	$(341)	$906	$0.43
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	711	(164)	547	0.30
Other income, net(6)	483	(112)	371	0.21
Restructuring and impairment charges(5)	314	(73)	241	0.13
Excluding certain items affecting comparability	$2,755	$(690)	$2,065	$1.07
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $451 million, step-up amortization was $286 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $481 million and step-up amortization was $230 million.
(5)Charges in the current quarter were due to severance costs in connection with the reduction-in-force at our Parks, Experiences and Products segment and the integration of TFCF. Charges in the prior-year quarter included severance costs related to the acquisition and integration of TFCF.
(6)Other income, net for the current quarter included a non-cash gain to adjust the Company’s investment in DraftKings, Inc. to fair value (DraftKings gain) ($591 million) and a gain on the sale of an investment ($65 million). Other income, net for the prior-year quarter included a charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition ($511 million), partially offset by a gain on the deemed settlement of preexisting relationships with TFCF as part of the accounting for the acquisition ($28 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items affecting comparability for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Year Ended October 3, 2020:
As reported	$(1,743)	$(699)	$(2,442)	$(1.57)	n/m
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	2,846	(662)	2,184	1.17
Restructuring and impairment charges(5)	5,735	(571)	5,164	2.86
Other income, net(6)	(1,038)	242	(796)	(0.44)
Excluding certain items affecting comparability	$5,800	$(1,690)	$4,110	$2.02	(65) %

Year Ended September 28, 2019:
As reported	$13,923	$(3,026)	$10,897	$6.26
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,595	(355)	1,240	0.74
Restructuring and impairment charges(5)	1,183	(273)	910	0.55
Impairment of equity investments(7)	538	(123)	415	0.25
Other income, net(6)	(4,357)	1,002	(3,355)	(2.01)
One-time impact from the Tax Act(8)	—	(34)	(34)	(0.02)
Excluding certain items affecting comparability	$12,882	$(2,809)	$10,073	$5.76
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For fiscal 2020, intangible asset amortization was $1,921 million, step-up amortization was $899 million and amortization of intangible assets related to TFCF equity investees was $26 million. For fiscal 2019, intangible asset amortization was $1,043 million, step-up amortization was $537 million and amortization of intangible assets related to TFCF equity investees was $15 million.
(5)Charges in fiscal 2020 were due to goodwill and intangible asset impairments ($4,953 million) and severance and contract termination costs ($782 million) related to the integration of TFCF and the reduction-in-force at the Parks, Experiences and Products segment. Charges in fiscal 2019 included severance costs related to the acquisition and integration of TFCF and the acceleration of equity based compensation, primarily for TFCF awards that vested upon closing the acquisition.
(6)Other income, net for fiscal 2020 included the DraftKings gain ($973 million) and a gain on the sale of an investment ($65 million). Other income, net for fiscal 2019 included a non-cash gain recognized in connection with the acquisition of a controlling interest in Hulu ($4.8 billion), insurance recoveries on a legal matter ($46 million) and a gain on the deemed settlement of preexisting relationships with TFCF as part of the accounting for the acquisition ($28 million), partially offset by a charge for the extinguishment of a portion of the debt originally assumed in the TFCF acquisition ($511 million).
(7)Includes the impairments of Vice Group Holding Inc. and of an investment in a cable channel at A+E Television Networks ($353 million and $170 million, respectively).
(8)Reflects a benefit from the U.S. federal income tax legislation enacted in fiscal 2018 (Tax Act).

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 12, 2020, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements such as business positioning, expected growth, the future of our businesses or Company and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, integration initiatives and timing of synergy realization, new or expanded business lines or cessation of certain operations) or other business decisions, as well as from developments beyond the Company’s control, including:
•changes in domestic and global economic conditions, competitive conditions and consumer preferences;
•adverse weather conditions or natural disasters;
•health concerns;
•international, regulatory, political, or military developments;
•technological developments; and
•labor markets and activities;
each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•the performance of the Company’s theatrical and home entertainment releases;
•the advertising market for broadcast and cable television programming;
•demand for our products and services;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense;
•performance of some or all company businesses either directly or through their impact on those who distribute our products; and
•achievement of anticipated benefits of the TFCF transaction.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2019 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports, including, among others, quarterly reports on Form 10-Q.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Revenues	$14,707	$19,118	$65,388	$69,607
Costs and expenses	(15,160)	(16,844)	(61,594)	(57,777)
Restructuring and impairment charges	(393)	(314)	(5,735)	(1,183)
Other income (expense), net	656	(483)	1,038	4,357
Interest expense, net	(496)	(361)	(1,491)	(978)
Equity in the income (loss) of investees	106	131	651	(103)
Income (loss) from continuing operations before income taxes	(580)	1,247	(1,743)	13,923
Income taxes on continuing operations	(49)	(341)	(699)	(3,026)
Net income (loss) from continuing operations	(629)	906	(2,442)	10,897
Income (loss) from discontinued operations, net of income tax benefit (expense) of $0, $67, $10 and ($39), respectively	—	299	(32)	687
Net income (loss)	(629)	1,205	(2,474)	11,584
Net income from continuing operations attributable to noncontrolling and redeemable noncontrolling interests	(81)	(129)	(390)	(472)
Net income from discontinued operations attributable to noncontrolling interests	—	(22)	—	(58)
Net income attributable to The Walt Disney Company (Disney)	$(710)	$1,054	$(2,864)	$11,054

Earnings per share attributable to Disney(1):
Diluted
Continuing operations	$(0.39)	$0.43	$(1.57)	$6.26
Discontinued operations	—	0.15	(0.02)	0.38
	$(0.39)	$0.58	$(1.58)	$6.64
Basic
Continuing operations	$(0.39)	$0.43	$(1.57)	$6.30
Discontinued operations	—	0.15	(0.02)	0.38
	$(0.39)	$0.58	$(1.58)	$6.68

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,809	1,816	1,808	1,666
Basic	1,809	1,804	1,808	1,656
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	October 3, 2020	September 28, 2019
ASSETS
Current assets
Cash and cash equivalents	$17,914	$5,418
Receivables	12,708	15,481
Inventories	1,583	1,649
Licensed content costs and advances	2,171	4,597
Other current assets	875	979
Total current assets	35,251	28,124
Produced and licensed content costs	25,022	22,810
Investments	3,903	3,224
Parks, resorts and other property
Attractions, buildings and equipment	62,111	58,589
Accumulated depreciation	(35,517)	(32,415)
	26,594	26,174
Projects in progress	4,449	4,264
Land	1,035	1,165
	32,078	31,603
Intangible assets, net	19,173	23,215
Goodwill	77,689	80,293
Other assets	8,433	4,715
Total assets	$201,549	$193,984
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$16,801	$17,762
Current portion of borrowings	5,711	8,857
Deferred revenue and other	4,116	4,722
Total current liabilities	26,628	31,341
Borrowings	52,917	38,129
Deferred income taxes	7,288	7,902
Other long-term liabilities	17,204	13,760
Commitments and contingencies
Redeemable noncontrolling interests	9,249	8,963
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	54,497	53,907
Retained earnings	38,315	42,494
Accumulated other comprehensive loss	(8,322)	(6,617)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	83,583	88,877
Noncontrolling interests	4,680	5,012
Total equity	88,263	93,889
Total liabilities and equity	$201,549	$193,984

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	October 3, 2020	September 28, 2019
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$(2,442)	$10,897
Depreciation and amortization	5,345	4,167
Goodwill and intangible asset impairments	4,953	—
Net gain on acquisition and investments	(920)	(4,733)
Deferred income taxes	(392)	117
Equity in the (income) loss of investees	(651)	103
Cash distributions received from equity investees	774	754
Net change in produced and licensed content costs and advances	397	(542)
Net change in operating lease right of use assets / liabilities	31	—
Equity-based compensation	525	711
Other	641	154
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	1,943	55
Inventories	14	(223)
Other assets	(157)	932
Accounts payable and other liabilities	(2,293)	191
Income taxes	(152)	(6,599)
Cash provided by operations - continuing operations	7,616	5,984

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,022)	(4,876)
Acquisitions	—	(9,901)
Other	172	(319)
Cash used in investing activities - continuing operations	(3,850)	(15,096)

FINANCING ACTIVITIES
Commercial paper borrowings, net	(3,354)	4,318
Borrowings	18,120	38,240
Reduction of borrowings	(3,533)	(38,881)
Dividends	(1,587)	(2,895)
Proceeds from exercise of stock options	305	318
Contributions from / sales of noncontrolling interests	94	737
Acquisition of noncontrolling and redeemable noncontrolling interests	—	(1,430)
Other	(1,565)	(871)
Cash provided by financing activities - continuing operations	8,480	(464)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	2	622
Cash provided by investing activities - discontinued operations	213	10,978
Cash used in financing activities - discontinued operations	—	(626)
Cash provided by discontinued operations	215	10,974

Impact of exchange rates on cash, cash equivalents and restricted cash	38	(98)

Change in cash, cash equivalents and restricted cash	12,499	1,300
Cash, cash equivalents and restricted cash, beginning of period	5,455	4,155
Cash, cash equivalents and restricted cash, end of period	$17,954	$5,455

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601